Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747
--------------------------------------------------------------------------------
                         Subject to Completion: PROSPECTUS SUPPLEMENT
                         (To Prospectus dated March 27, 2006)
                         Preliminary Prospectus Supplement dated August 28, 2006

__% Contingent Protection Income Notes

UBS AG $__ NOTES LINKED TO THE GSCI(R) NATURAL GAS EXCESS RETURN INDEX DUE ON OR ABOUT SEPTEMBER 7, 2007

Issuer (Booking Branch):         UBS AG (Jersey Branch)

Maturity Date:                   September 7, 2007 (Investment term of 12
                                 months)

Coupon Rate:                     Between 12.00% and 13.00% per annum (exact
                                 amount to be determined on or about August 30, 2006 (the "trade date"))

Coupon Payment:                  Between $120 and $130 (exact amount to be
                                 determined on the trade date), payable in two equal installments on September 7, 2006 and September 7, 2007.

Underlying Index:                The repayment of the principal amount of the
                                 Notes is linked to the performance of the GSCI(R) Natural Gas Excess Return Index (the
                                 "Index"). The Index is a sub-index of the GSCI(R) Excess Return Index, which is in turn a sub-index of the Goldman Sachs Commodity
                                 Index ("GSCI(R)"). The GSCI(R) Excess Return
                                 Index was established in May 1991 and is designed to reflect the excess returns that are potentially available through an unleveraged investment in the contracts comprising the GSCI(R). The Index reflects the excess returns that are potentially available through an unleveraged investment in the natural gas futures contracts, and only the natural gas futures contracts, of the GSCI(R)
                                 Excess Return Index. The value of the Index on any day on which Goldman, Sachs & Co.'s New
                                 York office is open for business (a "GSCI(R)
                                 Business Day") is equal to the product of (i) the value of the Index on the immediately preceding GSCI(R) Business Day multiplied by
                                 (ii) one plus the contract daily return for the Index on the GSCI(R) Business Day on which the calculation is made. The Index is reported by Bloomberg L.P. under the symbol "GSCCNGER."

Payment at Maturity:             At maturity, you will receive a cash payment
                                 of either $1,000 per Note or less than $1,000 per Note, depending upon the performance of the Index, the Index Ending Level and whether the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes:

                                 > If the closing level of the Index has not declined below the Loss of Protection Level on any single day during the term of the Notes, or if the Index does decline below the Loss of Protection Level on at least one day during the term of the Notes, but the Index Ending Level is greater than the Index Starting Level, you will receive a cash payment of the principal amount of each Note equal to $1,000.

                                 >    If the closing level of the Index has
                                      declined below the Loss of Protection
                                      Level on any single day during the term
                                      of the Notes AND if the Index Ending
                                      Level is less than the Index Starting
                                      Level, you will receive a cash payment
                                      per Note equal to $1,000 2 (1 + Index
                                      Return).

                                 ACCORDINGLY, IF THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX HAS DECLINED OVER THE TERM OF THE NOTES, YOU WILL INCUR A NEGATIVE RETURN ON YOUR NOTES.

Index Return:                    Index Ending Level - Index Starting Level
                                 -----------------------------------------
                                           Index Starting Level

Index Starting Level:            __, the closing level of the Index on the trade
                                 date.

Index Ending Level:              The closing level of the Index on or about
                                 August 30, 2007 (the "final valuation date").

Loss of Protection Level:        __, which is 45% below the Index Starting
                                 Level (to be determined on the trade date).

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

Booking Branch:                  UBS AG, Jersey Branch

ISIN Number:                     __

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ...............     100%              0%              100%
Total ..................       $                $                $


UBS INVESTMENT BANK                     UBS FINANCIAL SERVICES INC.

Prospectus Supplement dated August __, 2006          [Logo graphic omitted]

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Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE CONTINGENT PROTECTION INCOME NOTES?

The Contingent Protection Income Notes (the "Notes") are medium term notes issued by UBS AG. These Notes pay interest at the Coupon Rate, have a return linked to the performance of the GSCI(R) Natural Gas Excess Return Index (the "Index") and have a principal that is contingently protected, dependent upon the performance of the Index during the term of the Notes.

The Notes bear interest at the Coupon Rate, and the Coupon Payment is payable in two equal installments on September 7, 2006 and September 7, 2007 (the "Coupon Payment Dates"). You will receive the Coupon Payments on the Coupon Payment Dates, regardless of the performance of the Index during the term of the Notes or the Index Ending Level.

The repayment of principal on the Notes is linked to the performance of the GSCI(R) Natural Gas Excess Return Index (the "Index"), and the return of the Notes will depend on (1) the Index Ending Level and (2) whether the closing level of the Index declines on any single day during the term of the Notes below __ (the "Loss of Protection Level"), which is 45% below the Index Starting Level.

> If the closing level of the Index never declines below the Loss of Protection Level on any single day during the term of the Notes or, if the Index does decline below the Loss of Protection Level on at least one day during the term of the Notes, but the Index Ending Level is greater than the Index Starting Level, then, at maturity, investors will receive their principal invested, $1,000 per Note.

> If the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes AND if the Index Ending Level is less than the Index Starting Level, then investors will receive a cash payment per Note equal to $1,000 x (1 + Index Return).

ACCORDINGLY, IF THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX ENDING LEVEL IS BELOW THE INDEX STARTING LEVEL, YOUR PRINCIPAL WILL NOT BE PROTECTED, AND YOU WILL INCUR A NEGATIVE RETURN ON YOUR NOTES.

The "INDEX RETURN" will equal:

                    Index Ending Level - Index Starting Level
                    -----------------------------------------
                              Index Starting Level

The "INDEX STARTING LEVEL" equals __, the closing level of the Index on the trade date.

The "INDEX ENDING LEVEL" will equal the closing level of the Index on August 30, 2007 (the "final valuation date").

For a further description of how your payment at maturity will be calculated, see "How do the Notes perform at Maturity?" beginning on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-20.

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SELECTED PURCHASE CONSIDERATIONS

> INTEREST PAYMENTS -- The Notes pay a coupon of between 12.00% and 13.00% per annum (exact amount to be determined on the trade date), payable in two equal installments on the Coupon Payment Dates.

> LIMITED PRINCIPAL PROTECTION--Your principal will be protected unless the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes and the Index Ending Level at maturity is below the Index Starting Level. Your principal will be protected only if you hold the Notes to maturity and (i) the closing level of the Index does not decline below the Loss of Protection Level on any single day during the term of the Notes or (ii) the closing level of the Index does decline below the Loss of Protection Level on at least one day during the term of the Notes, but the Index Ending Level exceeds the Index Starting Level on the final valuation date.

> UNPREDICTABLE RATE OF RETURN -- The Index to which the return of your Note is linked is based on the price of futures contracts on natural gas (the "Index Commodity"), which may change unpredictably, affecting the Index level and the value of your Notes in unforeseeable ways.

>    MINIMUM INVESTMENT--$1,000 principal amount per Note.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--If the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes and the Index Ending Level is less than the Index Starting Level, the Notes will be fully exposed to any decline in the level of the Index. Accordingly, if the Index declines below the Loss of Protection Level and the Index Return is negative, you will lose some or all of your investment.

> PRINCIPAL PROTECTION ONLY IN LIMITED CIRCUMSTANCES--Your principal will be protected only if the Notes are held to maturity and (i) the Index never declines below the Loss of Protection Level on any single day during the term of the Notes or (ii) the Index has declined below the Loss Protection Level, but the Index Ending Level exceeds the Index Starting Level on the final valuation date.

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

>    You seek current income from your investment.

> You believe that the closing level of the Index will not close below the Loss Protection Level on any day during the term of the Notes, or that the Index Ending level will exceed the Index Starting Level.

>    You believe that the Index will appreciate over the term of the Notes.

>    You are willing to hold the notes to maturity.

>    You seek exposure to the natural gas sector of the commodities market.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the closing level of the Index will close below the Loss Protection Level during the term of the Notes and the Index Return will be zero or negative.

> You seek an investment that offers the possibility to participate in any increase in the Index Return.

> You believe that the Index is not likely to appreciate over the term of the Notes.

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S-2

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>    You are unable or unwilling to hold the Notes to maturity.

>    You seek an investment for which there will be an active secondary market.

>    You are uncomfortable holding notes with fixed interest payments.

> You are unwilling to invest in the natural gas sector of the commodities market.

> You will create an overconcentrated position in the natural gas commodities market by owning the Notes.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE COMPLEX AND UNCERTAIN. SOME OF THESE TAX CONSEQUENCES ARE SUMMARIZED BELOW, BUT WE URGE YOU TO READ THE MORE DETAILED DISCUSSION IN "SUPPLEMENTAL TAX CONSIDERATIONS" BEGINNING ON PAGE S-30.

Pursuant to the terms of the Notes, you and UBS hereby agree, in the absence of an administrative determination or a judicial ruling to the contrary, to characterize the Notes for all tax purposes as an investment unit consisting of a non-contingent debt instrument and payments for a put option. Under this characterization of the Notes, you should be required to treat a portion of the payments on the Note as an interest payment, and the remainder of the payments as amounts paid to you in respect of the put option.

In the opinion of our counsel, Sullivan & Cromwell LLP, it is reasonable to treat the Notes as described above, but it would also be a reasonable interpretation of current tax law for the Notes to be treated as a single debt instrument subject to the special tax rules governing contingent debt instruments. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES. For a further discussion of the alternative treatments, see "Supplemental Tax Considerations--Supplemental United States Tax Considerations--Alternative Characterization" beginning on page S-32.

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HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

The following examples illustrate the hypothetical performance of the Notes at maturity based on the assumptions described below.

Term:                          12 months
Index:                         GSCI(R) Natural Gas Excess Return Index
Principal Amount:              $1,000 per Note
Loss of Protection Level:      45% below the Index Starting Level
Index Return:                  Index Ending Level - Index Starting Level
                               -----------------------------------------
                                          Index Starting Level

Total Coupon Payments:         $125 (exact amount to be determined on the trade
                               date), payable in two equal installments on the Coupon Payment Dates.

EXAMPLE 1: INDEX RETURN IS 20% AND THE INDEX HAS NOT DECLINED MORE THAN 45% FROM THE INDEX STARTING LEVEL ON ANY DAY DURING THE TERM OF THE NOTES

CALCULATION OF TOTAL RETURN AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

          Since the closing level of the Index has not declined more than 45% from the Index Starting Level on any single day during the term of the Notes, the cash payment at maturity will equal the $1,000 per note originally invested.

          The total coupon payments that the investor will receive equals $125.

THEREFORE, INVESTOR RECEIVES $125 IN TOTAL INTEREST PAYMENTS AND $1,000 AT MATURITY OF THE NOTES (A 12.5% TOTAL RETURN INVESTMENT).

EXAMPLE 2: INDEX RETURN IS -20% AND THE INDEX HAS NOT DECLINED MORE THAN 45% FROM THE INDEX STARTING LEVEL ON ANY DAY DURING THE TERM OF THE NOTES

CALCULATION OF TOTAL RETURN AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

          Since the Index has not declined more than 45% from the Index Starting Level on any single day during the term of the Notes, the cash payment at maturity will equal the $1,000 per note originally invested.

          The total coupon payments that the investor will receive equals $125.

THEREFORE, INVESTOR RECEIVES $125 IN TOTAL INTEREST PAYMENTS AND $1,000 AT MATURITY OF THE NOTES (A 12.5% TOTAL RETURN INVESTMENT).

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EXAMPLE 3: INDEX RETURN IS -20% AND THE INDEX HAS DECLINED MORE THAN 45% FROM
THE INDEX STARTING LEVEL ON AT LEAST ONE DAY DURING THE TERM OF THE NOTES

CALCULATION OF TOTAL RETURN AT MATURITY PER $1,000 PRINCIPAL AMOUNT OF THE NOTES

          Since the Index has declined more than 45% from the Index Starting Level at least once during the term of the Notes and the Index Ending Level is less than the Index Starting Level on the final valuation date, the cash payment at maturity per $1,000 Note will be equal to:

          $1,000 2 (1 + Index Return)
          = $1,000 2 (1 - 20%)
          = $800

          The total coupon payments that the investor will receive equals $125.

THEREFORE, INVESTOR RECEIVES $125 IN TOTAL INTEREST PAYMENTS AND $800 AT MATURITY OF THE NOTES (A 7.5% LOSS ON INVESTMENT).

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Risk Factors

The return on the Notes is linked to the performance of the Index. Investing in the Notes is NOT equivalent to investing directly in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

ALTHOUGH THE NOTES PAY THE COUPON PAYMENTS ON THE COUPON PAYMENT DATES, YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL. IF THE CLOSING LEVEL OF THE INDEX DECLINES BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY OVER THE TERM OF THE NOTES AND IF THE INDEX ENDING LEVEL IS BELOW THE INDEX STARTING LEVEL, THE NOTES WILL BE FULLY EXPOSED TO THE DOWNSIDE PERFORMANCE RISK OF THE INDEX.

With an investment in the Notes, you bear the risk of losing some or all of your principal invested if the closing level of the Index declines below __ (exact amount to be determined on the trade date) the "Loss of Protection Level," which is 45% below the Index Starting Level on any single day over the term of the Notes and if the Index Ending Level is below the Index Starting Level on the final valuation date. Under these circumstances, you will receive a cash payment at maturity such that the return on your Notes will equal the Index Return. ACCORDINGLY, IF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX HAS DECLINED OVER THE TERM OF THE NOTES (I.E., THE INDEX ENDING LEVEL IS LOWER THAN THE INDEX STARTING LEVEL), YOU WILL LOSE SOME OF OR ALL OF YOUR INVESTMENT. YOUR PRINCIPAL WILL BE PROTECTED ONLY IF YOU HOLD YOUR NOTES UNTIL MATURITY AND (I) THE CLOSING LEVEL OF THE INDEX NEVER DECLINES BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES OR (II) THE CLOSING LEVEL OF THE INDEX DOES DECLINE BELOW THE LOSS OF PROTECTION LEVEL ON AT LEAST ONE DAY DURING THE TERM OF THE NOTES, BUT THE INDEX ENDING LEVEL EXCEEDS THE INDEX STARTING LEVEL.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS, INCLUDING VOLATILITY IN THE PRICE OF FUTURES CONTRACTS ON NATURAL GAS IN THE COMMODITIES MARKET.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day and whether the Index has previously declined below the Loss of Protection Level on any single day will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

>    the price of natural gas, as represented by natural gas futures contracts

> the volatility of the Index (I.E., the frequency and magnitude of changes in the level of the Index) and market expectations regarding the volatility of the Index

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker

>    interest rates in the market

> suspension or disruptions of market trading in the commodities markets and, in particular, the market for natural gas futures contracts

>    the time remaining to the maturity of the Notes

>    the creditworthiness of UBS


S-6


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RISK FACTORS
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>    economic, financial, political, regulatory or judicial events that affect the level of the Index, as well as other conditions that may affect the price of natural gas.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. THE NOTES WILL NOT BE LISTED OR DISPLAYED ON ANY SECURITIES EXCHANGE, THE NASDAQ NATIONAL MARKET SYSTEM OR ANY ELECTRONIC COMMUNICATIONS NETWORK. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

OWNING THE NOTES IS NOT THE SAME AS OWNING AN EXCHANGE-TRADED FUTURES CONTRACT ON THE INDEX COMMODITY.

The return on your Notes will not reflect the return you would realize if you actually owned exchange-traded futures contract on natural gas (the "Index Commodity") for a similar period. Even if the level of the Index increases above the Index Starting Level during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH A LACK OF DIVERSIFICATION.

The Notes are linked to an Index composed of futures contracts on the Index Commodity. The Notes are exposed to the risks associated with an undiversified investment in the natural gas sector. An investment linked only to the Index Commodity is likely to be more volatile than an investment linked to a diversified basket of commodities. Increased volatility increases the chance that the level of the Index will fall below the Loss of Protection Level at some time during the term of the Notes, exposing the Notes to the full downside risk of the Index.

NATURAL GAS COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR NOTE IN UNFORESEEABLE WAYS.

Natural gas commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the Index and the value of your Note in varying ways, and different factors may cause the values and the volatilities of the Index Commodity and commodity prices to move in inconsistent directions and at inconsistent rates.

THE INDEX MAY INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES.

The Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as "designated contract markets"). As described below, however, the Index may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only


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RISK FACTORS
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recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the commodity indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

HIGHER FUTURE PRICES OF THE INDEX COMMODITY RELATIVE TO CURRENT PRICES MAY LEAD TO A DECREASE IN THE REDEMPTION AMOUNT OF THE SECURITIES.

As the contracts that underlie the Index come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as "rolling." If the market for these contracts is (putting aside other considerations) in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield." While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the Index have historically exhibited "contango" markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Contango in the commodity markets could result in negative "roll yields," which could adversely affect the level of the Index and accordingly, because of the formula used, decrease the maturity payment amount on your Note. Natural gas futures contracts have experienced both contango and backwardation in the past. Therefore, it is expected that the level of the Index, relative to the actual price of natural gas, will be adversely affected by negative roll yields.

REGULATION OF THE COMMODITY MARKETS IS EXTENSIVE AND CONSTANTLY CHANGING; FUTURE REGULATORY DEVELOPMENTS ARE IMPOSSIBLE TO PREDICT AND MAY SIGNIFICANTLY AND ADVERSELY AFFECT THE VALUE OF THE NOTES.

The level of the Index will depend primarily on the trading price of futures contracts on the Index Commodity in the commodity markets. Futures contracts and options on futures contracts markets, including those relating to natural gas, are subject to extensive statutes, regulations and margin requirements. The Commodity Futures Trading Commission and exchanges, including the New York Mercantile Exchange, one of the commodity exchanges on which the Index Commodity is traded, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the New York Mercantile Exchange has regulations that limit the amount of fluctuation in futures contract prices which may occur during a single five-minute trading period. These limits could adversely affect the market price of the Index Commodity futures contracts and forward contracts. The regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the value of the Notes is impossible to predict, but could be substantial and adverse to holders of the Notes.

TRADING AND OTHER TRANSACTIONS BY GOLDMAN, SACHS & CO. IN THE CONTRACTS AND THE INDEX COMMODITY MAY ADVERSELY AFFECT THE REDEMPTION AMOUNT AT MATURITY AND/OR THE MARKET VALUE OF THE SECURITIES.

The Index is comprised of numerous Index Commodity contracts. Goldman, Sachs & Co. and its affiliates actively trade futures contracts and options on futures contracts on the Index Commodity that


S-8


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RISK FACTORS
--------------------------------------------------------------------------------

underlies the Index, over-the-counter contracts on the Index Commodity and other instruments and derivative products based on the Index. Trading in the futures contracts and the Index Commodity, and in related over-the-counter products, by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the Index, which could in turn affect the redemption amount at maturity and/or the market value of the securities.

ADJUSTMENTS TO THE INDEX COULD ADVERSELY AFFECT THE SECURITIES.

Goldman, Sachs & Co. is responsible for calculating and maintaining the Index. Goldman, Sachs & Co. can make methodological changes that could change the value of the Index at any time. Goldman, Sachs & Co. may discontinue or suspend calculation or dissemination of the Index. If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The trading prices of futures and futures options contracts relating to natural gas will determine the level of the Index at any given time. Natural gas futures have performed differently in the past and are expected to perform differently in the future. As a result, it is impossible to predict whether the level of the Index will rise or fall generally, or whether the closing level of the Index will decline below the Loss of Protection Level on any single day during the term of the Notes. Trading prices of natural gas futures and the markets in which natural gas futures are traded will be influenced by complex and interrelated political, economic, financial and other factors.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Commodity that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index and, therefore, the market value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "Supplemental Tax Considerations" on page S-30, and the sections "U.S. Tax Considerations" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement


                                                                             S-9

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RISK FACTORS
--------------------------------------------------------------------------------

occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-24.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the closing level of the Index on any day and the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-27. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.


S-10


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--------------------------------------------------------------------------------

The Commodity Markets

THE INDEX COMPRISES THE SAME NATURAL GAS FUTURES CONTRACTS, AND ONLY THE NATURAL GAS FUTURES CONTRACTS, INCLUDED IN THE GOLDMAN SACHS COMMODITY INDEX ("GSCI(R)"). FOR A DESCRIPTION OF THE RELATIONSHIP BETWEEN THE GSCI(R) AND THE INDEX, SEE "THE GSCI(R) NATURAL GAS EXCESS RETURN INDEX". THE FOLLOWING DISCUSSION DESCRIBES THE TRANSACTIONS AND PROCEDURES UPON WHICH THESE INDICES ARE BASED.

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the GSCI(R) are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as "short") and acquired by the purchaser (whose position is therefore described as "long") or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin". This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market".

Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.

From its inception to the present, the GSCI(R) has been comprised exclusively of futures contracts traded on regulated exchanges. This has been due to the fact that, historically, regulated futures exchanges were the only types of facilities for the trading of commodities that provided centralized trading mechanisms and public reports of trading activity that reflected the prices and volumes of transactions executed in the relevant market. Recently, however, a number of electronic trading facilities have developed that offer trading in physical commodities and over-the-counter derivatives on commodities (such as swaps and forward contracts), through a centralized forum. Many of these facilities also provide price and volume reports to their participants and, in some cases, to the public. Such trading facilities are becoming a more


                                                                            S-11


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THE COMMODITY MARKETS
--------------------------------------------------------------------------------

significant component of the commodity trading market. In addition, recent amendments to the Commodity Exchange Act permit such trading facilities to operate without being regulated in the same manner as organized futures exchanges.

In response to these developments, Goldman, Sachs & Co., in consultation with the Policy Committee, as discussed under "The GSCI(R) Natural Gas Excess Return Index--The Policy Committee" below, has modified the methodology for determining the commodities and contracts to be included in the GSCI(R) in order to permit the inclusion of contracts traded on trading facilities other than regulated futures exchanges. The criteria for determining the contracts to be included in the GSCI(R), and the methodology for calculating the GSCI(R) are summarized below. At present, the GSCI continues to be comprised exclusively of futures contracts traded on regulated futures exchanges. However, pursuant to the recent modifications to the GSCI(R) methodology, the GSCI(R) may in the future include contracts traded on other types of trading facilities. Such contracts may include, but will not necessarily be limited to, swaps and spot or forward contracts on a variety of physical commodities. In the commodities context, swaps are bilateral transactions that typically provide for the parties to make payments over a period of time either in a fixed amount or in an amount determined by reference to the price of a commodity. Spot and forward contracts typically provide for delivery of a commodity either at a stated time in the future or over a specified period of time, in return for a fixed purchase price (although such contracts may on occasion be settled through cash payments rather than physical delivery).

Transactions in such contracts executed through a trading facility may be bilateral transactions between two principals, in which case the parties are generally responsible for settlement of the transactions and for establishing any applicable credit terms, which may consist of futures-style margining but typically involve deposits of collateral and periodic adjustments of the amount of the collateral required. Alternatively, certain trading facilities may provide for contracts to be cleared through a centralized clearing house similar (or identical) to the types of clearing houses that provide clearing services to regulated futures markets. The terms of the contracts traded through these trading facilities, as well as the manner in which they are traded and the manner in which the prices and volumes of transactions are reported, may differ significantly from the comparable features of regulated futures contracts. In addition, the trading facilities may be subject to less regulation than regulated futures exchanges or, in some cases, to no substantive regulation.

--------------------------------------------------------------------------------

GSCI(R) Natural Gas Excess Return Index

OVERVIEW OF THE GSCI(R) NATURAL GAS EXCESS RETURN INDEX

Unless otherwise stated, all information regarding the Goldman Sachs Commodity Index ("GSCI(R)") the GSCI(R) Excess Return Index and the GSCI(R) Natural Gas Excess Return Index (the "Index") provided in this pricing supplement is derived from Goldman, Sachs & Co. or other publicly available sources. Such information reflects the policies of Goldman, Sachs & Co. as stated in such sources, and such policies are subject to change by Goldman, Sachs & Co. We do not assume any responsibility for the accuracy or completeness of such information. Goldman, Sachs & Co. is under no obligation to continue to publish the GSCI(R) Excess Return Index or the Index and may discontinue publication of any or all such indices at any time.

THE GSCI EXCESS RETURN INDEX AND THE GSCI(R)

The GSCI(R) Excess Return Index was established in May 1991 and is designed to reflect the excess returns that are potentially available through an unleveraged investment in the contracts comprising the GSCI(R). Goldman Sachs has also developed and calculates a number of sub-indices representing components of the GSCI(R) Excess Return Index. The Index is one of these sub-indices.

The value of the GSCI(R), on any given day, reflects

o the price levels of the contracts included in the GSCI(R) (which represents the value of the GSCI(R)); and

o the "contract daily return," which is the percentage change in the total dollar weight of the GSCI(R) from the previous day to the current day.

Each of these components is described below.

The GSCI(R) is a proprietary index that Goldman, Sachs & Co. has developed and calculates. As part of its investment banking operations, Goldman, Sachs & Co. engages, both directly and indirectly through its affiliates, in futures market brokerage, financial futures trading and hedging, dealing in foreign exchange and other activities. J. Aron & Co., an affiliate of Goldman, Sachs & Co., trades as principal in foreign exchange, crude oil and petroleum products, natural gas, electricity and in gold, silver, platinum group and base metals and in related derivative instruments.

The GSCI(R) is an index on a production weighted basket of principal non-financial commodities (I.E., physical commodities) that satisfy specified criteria. The GSCI(R) is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI(R) are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI(R) are weighted, on a production basis, to reflect the relative significance (in the view of Goldman, Sachs & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI(R) are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI(R) was established in 1991 and has been normalized so that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI(R), and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology used to calculate the GSCI(R) as of the date of this pricing supplement. The methodology for determining the composition and weighting of the GSCI(R) and for calculating its value is subject to modification in a manner consistent with the


                                                                            S-13


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GSCI(R) NATURAL GAS EXCESS RETURN INDEX
--------------------------------------------------------------------------------

purposes of the GSCI(R), as described below. Goldman, Sachs & Co. makes the official calculations of the GSCI(R). At present, this calculation is performed continuously and is reported on Reuters page GSCI (or any successor or replacement page) and is updated on Reuters at least once every three minutes during business hours on each day on which the offices of Goldman, Sachs & Co. in New York City are open for business, which we refer to as a "GSCI(R) Business Day" for the purposes of this description. The settlement price for the GSCI Excess Return Index is also reported on Reuters page GSCI (or any successor or replacement page) at the end of each GSCI(R) Business Day.

Goldman, Sachs & Co., and certain of its affiliates will trade the contracts composing the GSCI(R) or any of its sub-indexes, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments indexed to the GSCI(R) or any of its sub-indexes and license the GSCI(R) or any of its sub-indexes for publication or for use by unaffiliated third parties. These activities could present certain conflicts of interest and could adversely affect the value of the GSCI(R) or any of its sub-indexes. There may be conflicts of interest between you and Goldman, Sachs & Co.. See "Risk Factors -- Trading and other transactions by Goldman, Sachs & Co." above.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, Goldman, Sachs & Co. has undertaken a review of both the procedures for determining the contracts to be included in the GSCI(R) and the procedures for evaluating available liquidity on an intra-year basis in order to provide GSCI(R) market participants with efficient access to new sources of liquidity and the potential for more efficient trading. In particular, Goldman, Sachs & Co., in consultation with the Policy Committee described below, is examining the conditions under which an instrument traded on an electronic platform, rather than a traditional futures contract traded on a traditional futures exchange, should be permitted to be included in the GSCI(R) and how the composition of the GSCI(R) should respond to rapid shifts in liquidity between such instruments and contracts currently included in the GSCI(R). Any changes made to the GSCI(R) composition or methodology as a result of this examination will be announced by Goldman, Sachs & Co. and provided in a written statement to any investor upon request to the calculation agent.

THE POLICY COMMITTEE

Goldman, Sachs & Co. has established a Policy Committee to assist it in connection with the operation of the GSCI(R) (and the Index). The Policy Committee meets on a regular basis and at other times upon the request of Goldman, Sachs & Co. The principal purpose of the Policy Committee is to advise Goldman, Sachs & Co. with respect to, among other things, the calculation of the GSCI(R) (and the Index), the effectiveness of the GSCI(R) (and the Index) as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the GSCI(R) (and the Index). The Policy Committee acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the GSCI(R) are made by Goldman, Sachs & Co.

The Policy Committee generally meets in October of each year. Prior to the meeting, Goldman, Sachs & Co. determines the commodities to be included in the GSCI(R) (and the Index) for the following calendar year, as well as the weighting factors for each commodity. The Policy Committee members receive the proposed composition of the GSCI(R) (and the Index) in advance of the meeting and discuss the composition at the meeting. Goldman, Sachs & Co. also consults the Policy Committee on any other significant matters with respect to the calculation or operation of the GSCI(R) (and the Index). The Policy Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.


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GSCI(R) NATURAL GAS EXCESS RETURN INDEX
--------------------------------------------------------------------------------

COMPOSITION OF THE GSCI(R) (AND THE INDEX)

In order to be included in the GSCI(R) (and the Index) a contract must satisfy the following eligibility criteria:

     1. The contract must be in respect of a physical commodity and not a financial commodity.

     2.   The contract must:

          (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

          (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

          (c) as of January 2007, the trading facility on which the contract is traded must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

The commodity must be the subject of a contract that:

          (a)  is denominated in U.S. dollars and

          (b) is traded on or through an exchange, facility or other platform (referred to as a "trading facility") that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

               (i) makes price quotations generally available to its members or participants (and, if Goldman, Sachs & Co. is not such a member or participant, to Goldman, Sachs & Co.) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

               (ii) makes reliable trading volume information available to
                    Goldman, Sachs & Co. with at least the frequency required by Goldman, Sachs & Co. to make the monthly determinations;

               (iii) accepts bids and offers from multiple participants or price providers; and

               (iv) is accessible by a sufficiently broad range of participants.

     3. The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the "daily contract reference price") generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI(R). In appropriate circumstances, however, Goldman, Sachs & Co., in consultation with the Policy Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

     4. At and after the time a contract is included in the GSCI(R), the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Goldman, Sachs & Co. is not such a member or participant, to Goldman, Sachs & Co.) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must


                                                                            S-15


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GSCI(R) NATURAL GAS EXCESS RETURN INDEX
--------------------------------------------------------------------------------

          include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

     5. For a contract to be eligible for inclusion in the GSCI(R), volume data with respect to such contract acceptable to Goldman, Sachs & Co., in its sole discretion, must be available for at least the three months immediately preceding the date on which the determination is made.

     6.

          (a) A contract that is not included in the GSCI(R) at the time of determination and that is based on a commodity that is not represented in the GSCI(R) at such time must, in order to be added to the GSCI(R) at such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

          (b) A contract that is already included in the GSCI(R) at the time of determination and that is the only contract on the relevant commodity included in the GSCI(R) must, in order to continue to be included in the GSCI(R) after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

          (c) A contract that is not included in the GSCI(R) at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI(R) at such time must, in order to be added to the GSCI(R) at such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $30 billion.

          (d) A contract that is already included in the GSCI(R) at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI(R) at such time must, in order to continue to be included in the GSCI(R) after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

     7.

          (a) A contract that is already included in the GSCI(R) at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the Contract Production Weights ("CPW") of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the GSCI(R) and each contract's percentage of the total is then determined.

          (b) A contract that is not included in the GSCI(R) at the time of determination must, in order to be added to the GSCI(R) at such time, have a reference percentage dollar weight of at least 1.00%.

     8.

          (a) In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the GSCI(R) in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such


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GSCI(R) NATURAL GAS EXCESS RETURN INDEX
--------------------------------------------------------------------------------

               inclusion would result in the portion of the GSCI(R) attributable to such commodity exceeding a particular level.

          (b) If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the GSCI(R) attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the GSCI(R) attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the GSCI(R) attributable to it.

The GSCI(R) includes futures contracts traded on NYMEX, ICE Futures (formerly the International Petroleum Exchange ("ICE")), the Chicago Mercantile Exchange ("CME"), the Chicago Board of Trade ("CBT"), the Coffee, Sugar & Cocoa Exchange, Inc. ("CSC"), the New York Cotton Exchange ("NYC"), the Kansas City Board of Trade ("KBT"), COMEX and the LME.

The quantity of each of the contracts included in the GSCI(R) (and the Index) is determined on the basis of a five-year average (referred to as the "world production average") of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Goldman, Sachs & Co., in consultation with the Policy Committee, may calculate the weight of such commodity based on regional, rather than world, production data.

The five-year moving average is updated annually for each commodity included in the GSCI(R), based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The CPWs, used in calculating the GSCI(R) are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Goldman, Sachs & Co. performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the GSCI(R) (and the Index) is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the GSCI(R) (and the Index) to shift from contracts that have lost substantial liquidity into more liquid contracts during the course of a given year. As a result, it is possible that the composition or weighting of the GSCI(R) (and the Index) will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Goldman, Sachs & Co. reevaluates the composition of the GSCI(R) (and the Index), in consultation with the Policy Committee, at the conclusion of each year, based on the above criteria. Other commodities, if any, that satisfy such criteria will be added to the GSCI(R). Commodities, if any, included in the GSCI(R) that no longer satisfy such criteria will be deleted.

Goldman, Sachs & Co., in consultation with the Policy Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the GSCI(R) (and the Index) are necessary or appropriate in order to assure that the GSCI(R) (and the Index) represent a measure of commodity market performance. Goldman, Sachs & Co. has the discretion to make any such modifications, in consultation with the Policy Committee.


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--------------------------------------------------------------------------------

CONTRACT EXPIRATIONS

Because the GSCI(R) (and the Index) are comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the GSCI(R) (and the Index) for each commodity during a given year are designated by Goldman, Sachs & Co., in consultation with the Policy Committee, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI(R) (and the Index) will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Goldman, Sachs & Co. If a trading facility ceases trading in all contract expirations relating to a particular contract, Goldman, Sachs & Co. may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI(R) (and the Index). To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, Goldman, Sachs & Co. will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

DESCRIPTION OF THE GSCI(R) NATURAL GAS EXCESS RETURN INDEX

The Index reflects the excess returns that are potentially available through an unleveraged investment in the natural gas futures contracts, and only the natural gas futures contracts, of the GSCI(R) Excess Return Index. The "GSNG" is the natural gas-only element of the GSCI(R) Excess Return Index and is comprised solely of those natural gas futures contracts included in the GSCI(R) Excess Return Index. For a description of how contracts are selected for the GSCI(R) and the Index and a discussion of the GSCI(R) in general, see above under "-- Composition of the GSCI(R) (and the Index)".

VALUE OF THE INDEX

The value of the Index on any given day is equal to the total dollar weight of the GSNG divided by a normalizing constant that assures the continuity of the Index over time. The dollar weight of the GSNG on any given day is equal to:

o    the daily contract reference price,

o    multiplied by the contract production weight (CPW) of natural gas, and

o    during a roll period, the appropriate "roll weights" (discussed below).

The daily contract reference price used in calculating the dollar weight of natural gas on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of Goldman, Sachs & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, Goldman, Sachs & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable natural gas futures contract in its reasonable judgment for purposes of the relevant GSNG


S-18


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GSCI(R) NATURAL GAS EXCESS RETURN INDEX
--------------------------------------------------------------------------------

calculation. In that event, Goldman, Sachs & Co. will disclose the basis for its determination of such price to any investor on request. Requests should be directed to Goldman, Sachs & Co. at 85 Broad Street, New York, New York 10004,
Attn: Commodity Sales and Trading Department, Tel. (212) 902-7700, Fax. (212) 357-1248. The value of the GSNG has been normalized such that its hypothetical level on January 2, 1970 was 100.

CALCULATION OF THE INDEX

The value of the Index on any GSCI(R) Business Day is equal to the product of
(i) the value of the Index on the immediately preceding GSCI(R) Business Day multiplied by (ii) the contract daily return on the GSCI(R) Business Day on which the calculation is made. The term GSCI(R) Business Day means each day on which the offices of Goldman, Sachs & Co. in New York City are open for business.

CONTRACT DAILY RETURN OF THE INDEX

The contract daily return on any given day is equal to the applicable daily contract reference price on the relevant contract multiplied by the CPW of natural gas and the appropriate "roll weight," divided by the total dollar weight of the GSNG on the preceding day, minus one. The "roll weight" of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the GSNG is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSNG also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSNG is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

o no daily contract reference price is available for a given contract expiration;

o any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a "Limit Price");

o the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, Goldman, Sachs & Co. may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, Goldman, Sachs & Co. will revise the portion of the roll accordingly; or

o trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.


                                                                            S-19


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GSCI(R) NATURAL GAS EXCESS RETURN INDEX
--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF THE INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the notes. The historical Index levels do not give an indication of future performance of the Index. We cannot assure you that the future performance of the Index or the futures contracts on natural gas will result in holders of the Notes receiving an amount equal to the outstanding face amount of the Notes on the stated maturity date.

The following chart shows the performance of the Index of the period from January 2, 1996 to August 24, 2006.

[The following data represents a graph in the printed piece:]

           1994            100
                       124.465
                       114.305
                        107.19
                       106.207
                       96.0277
                       106.234
                        90.068
                       69.9769
                       63.8233
                       63.0443
                       50.6885
                       51.1697
                       38.8424
                       41.9424
                       46.0375
                       42.9013
                       42.8915
                       36.5755
                        37.938
                       39.6639
                       36.6979
                       36.6666
                       38.9343
           1996        52.8814
                       59.5502
                       56.5545
                       60.9591
                       58.2512
                       61.6698
                       72.6155
                        53.497
                       44.5945
                       47.3539
                       54.5984
                       69.8848
                       59.7979
                       58.6633
                        45.943
                       46.6845
                       51.2193
                       52.1913
                       49.2585
                       49.9292
                       62.0636
                       67.0233
                       74.6612
                        54.298
           1998        48.2654
                       48.0736
                       48.7742
                       52.0428
                       45.2964
                       43.1785
                       48.2025
                       35.5538
                       32.9572
                       40.3104
                       33.7988
                       27.9479
                       26.7153
                       24.0601
                       21.6268
                       26.4429
                       29.2189
                       30.2107
                       30.3586
                       31.7483
                       34.8691
                       32.0804
                       32.4008
                       24.3504
           2000        24.3911
                       27.4051
                       28.7044
                       30.2749
                       32.0817
                        44.159
                       45.5834
                       38.4727
                       48.8519
                       51.8258
                       44.0402
                       64.1665
                       97.7613
                       60.6695
                       57.6747
                       54.7489
                       50.6393
                       41.5188
                        32.098
                       33.4271
                       23.8259
                       19.6489
                       25.0782
                       19.3332
           2002         17.867
                       14.8542
                       15.8989
                       21.7829
                        24.883
                       20.8233
                        20.568
                       18.4658
                       20.3074
                       22.9257
                       21.7181
                       21.2568
                         24.45
                       28.9851
                       43.6202
                         28.27
                       29.7191
                       34.0573
                       29.0553
                       25.1409
                       24.9427
                       24.2207
                       23.1458
                       22.2029
           2004          27.87
                       24.3215
                       24.7387
                       26.6968
                       25.9973
                        28.224
                       26.6914
                       26.2791
                       21.2926
                       23.9392
                       26.3941
                       21.4357
                       16.9626
                       17.2693
                       18.2045
                        20.347
                       17.2341
                       16.4657
                       17.8702
                       20.0543
                       29.0583
                       33.4959
                       28.2724
                       27.6191
           2006        24.4962
                       20.0304
                       14.0686
                        14.666
                        12.953
                       12.1633
                       11.1266
                       14.3916
                       12.2836

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GSCI(R) NATURAL GAS EXCESS RETURN INDEX
--------------------------------------------------------------------------------

LICENSE AGREEMENT

This product is not sponsored, endorsed, sold or promoted by Goldman, Sachs & Co. Goldman, Sachs & Co. makes no representation or warranty, express or implied, to the owners of this product or any member of the public regarding the advisability of investing in securities generally or in this product particularly or the ability of the Index to track general commodity market performance. Goldman, Sachs & Co.'s only relationship to the Licensee is the licensing of the Index which is determined, composed and calculated by Goldman, Sachs & Co. without regard to the Licensee or the Product. Goldman, Sachs & Co. has no obligation to take the needs of the Licensee or the owners of this product into consideration in determining, composing or calculating the Index. Goldman, Sachs & Co. is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this product to be issued or in the determination or calculation of the equation by which this product is to be converted into cash. Goldman, Sachs & Co. has no obligation or liability in connection with the administration, marketing or trading of this product.

GOLDMAN, SACHS & CO. DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR
THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. GOLDMAN, SACHS & CO. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THIS PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GOLDMAN, SACHS & CO. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GOLDMAN, SACHS & CO. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

--------------------------------------------------------------------------------

Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment, the amount of which will depend upon (1) the performance of the Index, (2) whether the closing level of the Index has declined below the Loss of Protection Level on any single day during the terms of the Notes, and (3) whether the Index Ending Level is above or below the Index Starting Level.

> If the closing level of the Index never declines below the Loss of Protection Level on any single day during the term of the Notes or, if the Index does decline below the Loss of Protection Level on at least one day during the term of the Notes, but the Index Ending Level is greater than the Index Starting Level, then, at maturity, investors will receive their principal of $1,000 per Note.

> If the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes and if the Index Ending Level is less than the Index Starting Level, then investors will receive a return on their Notes equal to $1,000 x (1 + Index Return).

IF THE CLOSING LEVEL OF THE INDEX HAS DECLINED BELOW THE LOSS OF PROTECTION LEVEL ON ANY SINGLE DAY DURING THE TERM OF THE NOTES AND THE INDEX ENDING LEVEL IS BELOW THE INDEX STARTING LEVEL, YOUR PRINCIPAL WILL NOT BE PROTECTED, AND YOU WILL INCUR A NEGATIVE RETURN ON YOUR NOTES.

The "INDEX RETURN" will equal:

                    Index Ending Level - Index Starting Level
                    -----------------------------------------
                              Index Starting Level

The "INDEX STARTING LEVEL" equals __, the closing level of the Index on the trade date.

The "INDEX ENDING LEVEL" will equal the closing level of the Index on August 30, 2007 ("the final valuation date").

The "LOSS OF PROTECTION LEVEL" equals __ (exact amount to be determined on the trade date), which is 45% below the Index Starting Level.

For a discussion of these terms and the manner in which your payment at maturity will be determined, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-23.

PRIOR TO MATURITY. The Notes will bear interest at the Coupon Rate, payable in two equal installments on the Coupon Payment Dates. These payments are not dependent upon the return of the Notes and are in addition to any payment that you may receive based upon the return of the Note.

The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day and whether the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include, but are not limited to, interest rates, supply and demand for the Notes, the volatility of the Index as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the GSCI(R) Natural Gas Excess Return Index.

COUPON

The Notes bear interest at the Coupon Rate, and the Coupon Payment is payable in two equal installments on September 7, 2006 and September 7, 2007. You will receive the Coupon Payments during the term of the Notes, regardless of the performance of the Index or the Index Ending Level.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

The amount payable to you at maturity will be calculated as described below:

> If the closing level of the Index never declines below the Loss of Protection Level on any single day during the term of the Notes or, if the Index does decline below the Loss of Protection Level on at least one day during the term of the Notes, but the Index Ending Level is greater than the Index Starting Level, then, at maturity, investors will receive their principal of $1,000 per Note.

> If the closing level of the Index declines below the Loss of Protection Level on any single day during the term of the Notes and if the Index Ending Level is less than the Index Starting Level, then investors will receive a return on their Notes equal to $1,000 2 (1 + Index Return).

If the closing level of the Index has declined below the Loss of Protection Level on any single day during the term of the Notes and the Index Ending Level is below the Index Starting Level, your principal will not be protected, and you will incur a negative return on your Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "INDEX RETURN" will equal:

                    Index Ending Level - Index Starting Level
                    -----------------------------------------
                              Index Starting Level

The "INDEX STARTING LEVEL" equals __, (the closing level of the Index on the trade date).

The "INDEX ENDING LEVEL" will equal the closing level of the Index on the final valuation date.

The "LOSS OF PROTECTION LEVEL" equals __ (exact amount to be determined on the trade date), which is 45% below the Index Starting Level.

MATURITY DATE

The maturity date will be on or about September 7, 2007, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be on or about August 30, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

> the Index is not published, as determined by the calculation agent in its sole discretion

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

     below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Goldman, Sachs &Co. discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine whether the closing level of the Index has declined below the Loss of Protection Level, the Index Return, Index Starting Level, Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determinations by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the commodities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the commodities included in the Index and whether

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

the change is made by Goldman, Sachs & Co. under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the commodities included in the Index or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index Starting Level or Index Ending Level, the determination as to whether the closing level of the Index has declined below the Loss of Protection Level, or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index Starting Level, Index Ending Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY
As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT
Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, whether the closing level of the Index has declined below the Loss of Protection Level, the Index Return, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH
The Notes will be booked through UBS AG, Jersey Branch.

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--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on the commodities included in the Index or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index,

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the commodities included in the Index, listed or over-the-counter options or futures on the commodities included in the Index or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-6 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

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Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF JUNE 30, 2006 (UNAUDITED)                                CHF          USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)

Debt

  Debt issued(1) .....................................     287,245      234,677
                                                           -------      -------
  Total Debt .........................................     287,245      234,677
Minority Interest(2) .................................       6,061        4,952
Shareholders' Equity .................................      45,465       37,145
                                                           -------      -------
Total capitalization .................................     338,771      276,774
                                                           =======      =======


-----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.
(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.81699.

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Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE NOTES. THE FOLLOWING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE. THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION OF THE NOTES THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

SUPPLEMENTAL UNITED STATES TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the accompanying prospectus and is subject to the limitations and exceptions set forth therein. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

o    a dealer in securities,

o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

o    a bank,

o    a life insurance company,

o    a tax-exempt organization,

o a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

o a United States holder (as defined in the accompanying prospectus) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-U.S. Holders" below, this discussion is applicable to you only if you are a United States holder.

The treatment of the Notes for United States federal income tax purposes is uncertain. In the opinion of Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument (that is not treated as a short-term obligation) subject to the rules governing debt instruments (as described under "U.S. Tax Considerations--Taxation of Debt Securities" in the accompanying prospectus) issued by us to you (the "Debt Portion") and (ii) a cash-settled put

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

option on the Index written by you and purchased by us (the "Put Option"). The terms of the Notes require you and us (in the absence of an administrative determination or a judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization, and the discussion below assumes that the Notes are so treated, except as otherwise specifically noted.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE HIGHLY UNCERTAIN AND ALTERNATIVE CHARACTERIZATIONS ARE POSSIBLE. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

TREATMENT AS AN INVESTMENT UNIT. If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Note would be treated as having been issued for the principal amount you paid for the Note (if you are an initial purchaser) and that interest payments on the Note would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and would be included in income (or as a reduction of loss) by you upon the maturity or sale of the Note. The terms of the Note require you and us to treat $__ of the September 7, 2006 payment and $__ of the September 7, 2007 payment as interest on the Debt Portion and $__ of the September 7, 2006 payment and $__ of the September 7, 2007 payment as payment for the Put Option.

A cash payment of the full principal amount--that is, $1,000--of the Note upon the maturity of the Note would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your Note) and
(ii) the lapse of the Put Option, which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph.

A payment at maturity for less than the full principal amount, would likely be treated as (i) payment in full of the principal amount of the Debt Portion (resulting in neither gain nor loss for an initial purchaser) and (ii) the exercise by us of the Put Option, which would likely result in your recognition of short-term capital loss or gain in an amount equal to the difference between
(a) the full principal amount of the Note ($1,000) and (b) the sum of (1) the amount of cash received at maturity with respect to the Note (other than with respect to interest) and (2) the amount paid to you for the Put Option and deferred as described above.

Upon the sale of the Note, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Note if you are an initial purchaser of your Note). Such gain or loss would be long-term capital gain or loss (except to the extent attributable to accrued but unpaid interest, which would be taxable as such) if your holding period is greater than one year. Long-term capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above)

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of your Note is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of the Note, you would be required to allocate your purchase price for the Note between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of the Note, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under "U.S. Tax Considerations--Taxation of Debt Securities--Market Discount" and "U.S. Tax Considerations--Taxation of Debt Securities--Debt Securities Purchased at a Premium" with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Note that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for your Note, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.

EXAMPLE OF TAX TREATMENT AS AN INVESTMENT UNIT. The following example is for illustrative purposes only. Assume that you purchased a Note on the initial issuance with underlying hypothetical XYZ Index Stock which has an initial value of $100, at par for $1,000 and will receive a 9% annual coupon. Assume further that the $90 annual coupon consists of an interest payment with respect to the Debt Portion of 5%, or $50, and a payment with respect to the Put Option of 4%, or $40. Pursuant to the characterization described above, you would include the interest portion of $50 in ordinary income in the year it is received or accrued, depending on your accounting method for tax purposes. Initially, the portion of the coupon attributable to the Put Option ($40) would not be subject to tax.

For a 12-month Note that is not sold prior to maturity, the coupon payments would total $90, $50 of which would be taxed as ordinary interest income in the year it is received or accrued and $40 of which would not be subject to tax until maturity. If the value of the XYZ Index Stock was always higher than the Trigger Price of $80 and/or is equal to or higher than the initial value of $100 on the valuation date, you would receive $1,000 cash and recognize a short-term capital gain of $40 (that is, the amount of the payments previously received by you with respect to the Put Option). If the value of the XYZ Index Stock is $75 on the valuation date, you would receive $750 cash and would likely recognize a short-term capital loss equal to $210 (that is, the difference between (i) the $1000 that you paid for the Note and (ii) the sum of the $40 that you previously received with respect to the Put Option and the $750 that you received upon maturity). If the price of the XYZ Index Stock is $98 on the valuation date and at some point had fallen below the Trigger Price of $80, you would receive $980 cash and would likely recognize a short-term capital gain equal to $20 (that is, the difference between (i) the sum of the $40 that you previously received with respect to the Put Option and the $980 that you received upon maturity, and (ii) the $1000 that you paid for the Note).

ALTERNATIVE CHARACTERIZATION. In light of the uncertainty as to the United States federal income tax treatment, it is possible that the Notes could be treated as a single debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-

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SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

contingent fixed-rate debt instrument with other terms and conditions similar to your Notes (the "comparable yield"). You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to your Notes and decreased by the amount of any interest payment previously made with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

o payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

o the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

o    fails to provide an accurate taxpayer identification number,

o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

o in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

o the proceeds are transferred to an account maintained by you in the United States,

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

o    a United States person,

o    a controlled foreign corporation for United States tax purposes,

o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

o    a foreign partnership, if at any time during its tax year:

     o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Index included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 0% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

-----------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .................   S-1
Risk Factors ..................................   S-6
The Commodity Markets .........................  S-11
GSCI(R) Natural Gas Excess Return Index .......  S-13
Valuation of the Notes ........................  S-22
Specific Terms of the Notes ...................  S-23
Use of Proceeds and Hedging ...................  S-28
Capitalization of UBS .........................  S-29
Supplemental Tax Considerations ...............  S-30
ERISA Considerations ..........................  S-36
Supplemental Plan of Distribution .............  S-37

PROSPECTUS

Introduction ..................................     3
Cautionary Note Regarding Forward-
  Looking Information .........................     5
Incorporation of Information About
  UBS AG ......................................     7
Where You Can Find More
  Information .................................     8
Presentation of Financial Information .........     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others .......................    10
Capitalization of UBS .........................    10
UBS ...........................................    11
Use of Proceeds ...............................    13
Description of Debt Securities We May
  Offer .......................................    14
Description of Warrants We May Offer ..........    36
Legal Ownership and Book-Entry
  Issuance ....................................    53
Considerations Relating to Indexed
  Securities ..................................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ..................    62
U.S. Tax Considerations .......................    65
Tax Considerations Under the Laws of
  Switzerland .................................    76
ERISA Considerations ..........................    78
Plan of Distribution ..........................    79
Validity of the Securities ....................    82
Experts .......................................    82




__% Contingent
Protection Income
Notes

UBS AG $__ NOTES
LINKED TO THE GSCI(R) NATURAL GAS
EXCESS RETURN INDEX
DUE ON OR ABOUT SEPTEMBER 7, 2007

PROSPECTUS SUPPLEMENT

AUGUST __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.